Exhibit 5.2

To: UBS Group AG Bahnhofstrasse 45 8001 Zurich Switzerland Credit Suisse AG Paradeplatz 8 P.O. Box 8070 Zurich Switzerland	Homburger AG Prime Tower Hardstrasse 201 CH–8005 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch

Zurich, June 12, 2023

UBS Group AG and Credit Suisse AG – Registration Statement on Form F-3

We, Homburger AG, have acted as special Swiss counsel to UBS Group AG and Credit Suisse AG (CS) in connection with the registration statement on Form F-3 to be filed by UBS Group AG and CS under the United States Securities Act of 1933, as amended (the Securities Act), with the U.S. Securities and Exchange Commission (the SEC) on June 6, 2023, as amended by pre-effective amendment no. 1 filed with the SEC on or about June 12, 2023 (excluding the documents incorporated by reference therein, the Registration Statement), for purposes of offers and sales of oustanding Notes (as defined below) in market-making transactions by and through the broker-dealer subsidiaries and affiliates of UBS Group AG. As such counsel, we have been requested to give our opinion as to certain matters of Swiss law relating to the Registration Statement.

As used herein, the term Notes means the 7 1/8% Notes due July 15, 2032 previously issued by Credit Suisse (USA), Inc. (formerly known as Credit Suisse First Boston (USA), Inc.) (CS USA) in accordance with the Base Indenture (as defined below), which are guaranted by UBS Group AG and CS. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Indenture (as defined below).

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or other document referred to in any of the Documents (including, in the case of the Registration Statement, any document incorporated by reference therein or exhibited thereto) or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances that are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed the following documents (collectively, the Documents):

(i)	an electronic copy of the Registration Statement;

(ii)	an electronic copy of the executed indenture dated June 1, 2001 (the Base Indenture), between CS USA and The Bank of New York Mellon (formerly The Bank of New York and as successor to The Chase Manhattan Bank), as trustee (the Trustee);

(iii)	an electronic copy of the executed supplemental indenture to the Base Indenture dated March 26, 2007 (the First Supplemental Indenture), among CS USA, Credit Suisse Group AG, CS and the Trustee;

(iv)	an electronic copy of the executed supplemental indenture dated June 9, 2023 (the Second Supplemental Indenture and, together with the Base Indenture and the First Supplemental Indenture, the Indenture), among CS USA, Credit Suisse Group AG, CS, UBS Group AG and the Trustee;

(v)	a certified excerpt from the Commercial Register of the Canton of Zurich dated June 12, 2023, relating to UBS Group AG, and a certified excerpt from the Commercial Register of the Canton of Zurich dated May 26, 2023, relating to CS (collectively, the Excerpts);

(vi)	an electronic copy of (x) the articles of association (Statuten) of UBS Group AG in their version dated as of April 5, 2023, and (y) the articles of association (Statuten) of CS in their version dated as of September 4, 2014 (collectively, the Articles);

(vii)	an electronic copy of the Organizational Regulations (Organisationsreglement) of UBS Group AG, valid as of January 1, 2023 (the UBS Regulations);

(viii)	an electronic copy of (w) the Organizational Guidelines and Regulations of CS, valid as of January 1, 2006 (the CS 2006 Regulations), (x) the Organizational Guidelines and Regulations of Credit Suisse Group AG and CS, valid as of April 1, 2021 (the CS 2021 Regulations), (y) the Organizational Guidelines and Regulations of Credit Suisse Group AG and CS, valid as of January 27, 2023 (the CS Group Regulations), and (z) the Organizational Guidelines and Regulations of CS, valid as of June 12, 2023 (the CS 2023 Regulations);

(ix)	an electronic copy of (x) the Delegation of Authorities Group Functions 9-C-000010 in its version effective as of November 24, 2020 (the UBS Group Functions Delegation of Authorities), and (y) the UBS Group Treasury Delegation of Authorities 9-C-002962 in its version effective as of March 31, 2022 (the UBS Group Treasury Delegation of Authorities);

2/6

(x)	an electronic copy of (x) the Credit Suisse Directive on Funding Authority in its version of January 1, 2007 (the CS 2007 Funding Authority), and (y) the Global Policy (GP-00200) Funding Authority for Third Party transactions effective as of June 4, 2021 (the CS 2021 Funding Authority);

(xi)	an electronic copy of the Credit Suisse Policy on Inter-Company Guarantees in its version of July 1, 2006 (the CS Guarantee Policy);

(xii)	an electronic copy of the approval of the Group Treasurer of UBS Group dated June 5, 2023, approving the Registration Statement (the UBS Approval);

(xiii)	an electronic copy of the memorandum of the Chief Financial Officer of CS and of Credit Suisse Group AG to the members of the Board of Directors of CS and Credit Suisse Group AG, dated February 14, 2007 (the CS 2007 Approval);

(xiv)	an electronic copy of the certificate of D.A. Joshi, as Chief Financial Officer of CS, dated June 6, 2023 (the CS 2023 Approval and, together with the CS 2007 Approval, the CS Approvals);

(xv)	an electronic copy of the Policy on Signing Authority 1-P-000052 in its version effective as of April 19, 2023 (the UBS Signing Authority);

(xvi)	an electronic copy of the authorisation signed by a managing director and an executive director of UBS Group AG dated May 17, 2023, delegating authority to negotiate, jointly execute and deliver, on behalf of UBS Group AG, documents in connection with, among other things, the assumption by UBS Group AG of Credit Suisse Group AG's obligations under the Group Guarantee to any two signatories either registered in the Commercial Register of the Canton of Zurich as signatories for the Issuer or listed in such authorisation (the UBS Power of Attorney);

(xvii)	an electronic copy of the power of attorney of CS signed by David Mathers and Gian Marco Martino, dated July 22, 2022 (the CS Power of Attorney); and

(xviii)	an electronic copy of the executed amended and restated merger agreement dated March 19, 2023 and amended on April 6, 2023 and May 22, 2023, between Credit Suisse Group AG and UBS Group AG (the Merger Agreement), pursuant to which Credit Suisse Group and UBS Group AG agreed to a merger by absorption (Absorptionsfusion) (the Merger).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under the laws of Switzerland.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion, we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

3/6

II.	Assumptions

In rendering the opinions below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents, and any electronic signatures of UBS Group AG or CS on any such document have been affixed thereto by the individual to whom such electronic signature belongs and such individual has saved and submitted such document as so electronically signed in such a manner so as to prevent removal or other alteration of such signature;

(c)	except as expressly opined upon herein, all information contained in the Documents is, and all material statements made to us in connection with the Documents are, true and accurate;

(d)	the Registration Statement will be executed and filed with the SEC in the form reviewed by us;

(e)	the Registration Statement will become effective under the Securities Act following SEC review;

(f)	none of the Documents furnished to us has been amended, supplemented or terminated;

(g)	the Excerpts are correct, complete and up-to-date, and the Articles, the UBS Regulations, the CS 2023 Regulations, the UBS Group Functions Delegation of Authorities, the UBS Group Treasury Delegation of Authorities, the CS 2021 Funding Authority, the UBS Approval, the CS Approvals, the UBS Signing Authority, the UBS Power of Attorney and the CS Power of Attorney are in full force and effect and have not been amended;

(h)	each of Christopher Chadie and Noah Lee is an employee of CS or its affiliates;

(i)	the CS Group Regulations were in full force and effect and had not been amended as of the date of the CS 2023 Approval;

(j)	the CS 2006 Regulations, the CS 2007 Funding Authority and the CS Guarantee Policy were in full force and effect and had not been amended as of the date of the CS 2007 Approval and the First Supplemental Indenture;

(k)	the CS 2021 Regulations were in full force and effect and had not been amended as of the date of the CS 2021 Funding Authority;

4/6

(l)	the Merger Agreement is (i) within the capacity and power of, has been duly authorized, executed and delivered by, and is binding on, all parties thereto, and (ii) in full force and effect and has not been amended or terminated; and

(m)	upon registration of the Merger with the Commercial Register of the Canton of Zurich in Switzerland on the date hereof, the Merger became effective in accordance with the terms and conditions of the Merger Agreement.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.	Each of UBS Group AG and CS is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland.

2.	Each of UBS Group AG and CS has the corporate power and authority to execute, deliver and file the Registration Statement.

3.	Each of UBS Group AG and CS has taken all necessary corporate action to authorize the execution, delivery and filing of the Registration Statement.

4.	UBS Group AG has taken all necessary corporate action to authorize the execution and delivery of, and has executed and delivered, the Second Supplemental Indenture.

5.	CS has taken all necessary corporate action to authorize the execution and delivery of, and has executed and delivered, the First Supplemental Indenture and the Second Supplemental Indenture.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only, based on our independent professional judgment, and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)	We do not render any opinion on or express any views on the legality, validity or enforceability of the Indenture, the Group Guarantee, the Bank Guarantee or the performance of the obligations assumed by UBS Group AG and CS, as applicable, thereunder.

(c)	We express no opinion (i) as to the accuracy or completeness of the information set out in the Registration Statement or (ii) on the Merger Agreement or the Notes.

(d)	Further, we express no opinion on any banking, tax, commercial, accounting, calculating, auditing or other non-legal matter.

* * *

5/6

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the use of our name in the prospectus included in the Registration Statement under the heading "Legal Matters". In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is furnished by us, as special Swiss counsel to UBS Group AG and CS, in connection with the filing of the Registration Statement and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission, or relied upon by any other person.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being the City of Zurich.

Sincerely yours,

/s/ Homburger AG

HOMBURGER AG

6/6